3: Dated

Dated 31 May 2001

RULES of the BP SHAREMATCH UK (OVERSEAS) PLAN 2001

Rules of the BP ShareMatch UK (Overseas) Plan 2001

  Meaning of words used

"Accumulation Period" means the period starting from either the beginning of the month immediately following that during which the Participant was last allocated Partnership Shares or where the Participant was not allocated such Partnership Shares from the beginning of the month immediately following that during which his application to join the Plan was submitted and ended on the earlier of:

  31 March;
  the date on which the Participant returns to the UK; and
  the Participant leaving employment for one of the reasons set out in Rule 9.1.

"Allocation System" means the system of calculating the number of Free Shares to be awarded from time to time, adopted by the Directors.

"Award Day" means the date on which Plan Shares are awarded or allocated under the Plan.

"the Company" means BP p.l.c..

"Control" has the meaning given in Section 840 of the Taxes Act.

"Deemed Monthly Participant Contribution" means a deemed monthly amount used to calculate the number of Partnership Shares allocated in accordance with Rule 5.

"Deemed Monthly Company Contribution" means an amount equal to that necessary to gross up the Deemed Monthly Participant Contribution for an amount equal to the higher rate of income tax in the UK.

"Directors" means the board of directors of the Company or a duly authorised committee of it or a person duly authorised by such Committee.

"Dividend Shares" means Shares which the Trustees acquire by reinvesting Participants’ cash dividends from their Plan Shares, as described in Rule 7.

"Employee" means an employee of a Participating Company. "

"Free Shares" means Shares awarded to Participants without payment, as described in Rule 4.

"Group" means the Company and Participating Companies.

"Holding Period" means the period which the Directors set from time to time for holding Free and Matching Shares in the Plan, as described in Rule 4.2.

"The London Stock Exchange" means the London Stock Exchange plc.

"Market Value" means on any day where Shares are admitted to the Official List of the UK Listing Authority and traded on the London Stock Exchange, the middle market quotation derived from the Daily Official List of the London Stock Exchange on the preceding business day and where Shares are not so admitted a price determined by the Directors.

"Matching Shares" means Shares awarded without payment to as described in Rule 6, in proportion to any Partnership Shares acquired on behalf of Participants.

"Method 1" means the method described in paragraph 29 of Schedule 8.

"Method 2" means the method described in paragraph 30 of Schedule 8.

"Participant" means any Employee who has joined the Plan.

"Participating Company" means an employer participating in the Plan being the Company, any Subsidiary and any other company which in both cases is so designated by the Directors.

"Partnership Shares" means Shares which the Trustees allocate to Participants using the Deemed Monthly Participant Contribution and the Deceased Monthly Company Contribution as described in Rule 5.

"Performance Measures" means targets set by the Directors from time to time which governs the availability or number of Free Shares to be awarded under Rule 4.

"Plan" means the BP  ShareMatch UK (Overseas) Plan 2001, as changed from time to time.

"Plan Shares" mean the Shares awarded to or acquired on behalf of Participants under the Plan, including Dividend Shares and Shares in-lieu of Dividends.

"Reconstruction or Takeover" means a transaction affecting any Shares as described in Paragraph 32 of Schedule 8.

"Schedule 8" means Schedule 8 to the Finance Act 2000.

"Share" means a share in the capital of the Company. This includes any security which forms part of any new holding referred to in paragraph 115 of Schedule 8.

"Shares in-lieu of Dividends" means any Shares allocated under Rules 5 and/or 6 in lieu of dividends.

"Subsidiary" means a company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985 and under the Control of the Company;

"Taxes Act" means the Income and Corporation Taxes Act 1988.

"Trustees" means the trustee or trustees for the time being of the Plan.

  Operation of the Plan

2.1    Purpose of the Plan

The purpose of the Plan is to help and encourage the holding of Shares by Participants or for their benefit through an employee share ownership plan. The Trustees, the Company and the Participating Companies must not take any action in operating the Plan which would prevent it being an employees’ share scheme as defined in the Companies Act 1985.

2.2    Time of operation

The Directors can only operate the Plan between its approval by the Company in general meeting (19 April 2001) and the 10th anniversary of that date.

  Joining the Plan

3.1    Invitations and applications to join

Whenever the Directors decide to operate the Plan, they may invite all or any Employees who fulfil the requirements set out in Rule 3.2 to join the Plan.

The letters of invitation and application to join the Plan must be made in the form agreed by the Directors.

The letter of invitation and application form will, if applicable, specify whether, for that operation of the Plan, Free Shares and/or Partnership and Matching Shares may be acquired.

3.2    Requirements for joining

The requirements are that the Employee:

3.2.1    is working outside the UK on an expatriate assignment or an overseas temporary assignment of 6 months or more, other than under an International or Overseas Short  Service Agreement; and

3.2.2    has been an Employee throughout any qualifying period of service.

3.3    Qualifying period of service

The Directors may set a qualifying period of service from time to time. If the Directors set such a period for any operation of the Plan, it must apply in relation to, and be the same for, all Employees.

If Free Shares are offered, this period can be up to 18 months, ending with the date of award of Free Shares.

If Partnership and Matching Shares are offered the qualifying period can be up to 18 months, ending with the contribution for Partnership Shares.

3.4    Return of application forms

Employees invited to participate in the Plan and who wish to do so, must return the executed application form and return it in such form as the Company directs by the date specified. By executing the form they agree to the terms and conditions of participation set out in the form. The Trustees will not award Free Shares to anyone who has not returned an executed form as required, and any right to acquire Matching or Partnership Shares will lapse.

3.5    Revoking applications

Before an Award Day, any Employee may write to the Company and tell the Trustees not to award Free Shares to him on that Award Day or on each later Award Day. That Employee may write to the Company to revoke this direction at any time but must fulfil the requirements for joining for any future operations of the Plan, and must complete an application form. The Company will give the Employee the opportunity to revoke this direction before each later Award Day.

  Free Shares

4.1    Limit

If the Plan is operated to provide Free Shares, Free Shares awarded to each Employee participating in the Plan must not have an initial market value of more than £3,000 in any tax year, or any greater amount specified for the purposes of paragraph 24(1) of Schedule 8.

Initial market value means the Market Value of any Free Share on the Award Day. If there are any restrictions or risk of forfeiture on any Free shares, this is ignored when calculating Market Value.

4.2    Terms relating to Free Shares

The Directors will set the following:

4.2.1    the Allocation System for that operation of the Plan including any Performance Measures which apply, using either Method 1 or Method 2; and

4.2.2    the Holding Period, which must be at least 30 months but not more than five years beginning with the Award Day, must be the same for all Free Shares being awarded and cannot be increased once set in relation to an Award.

During this Holding Period, Rule 8.3 applies in relation to the Free Shares.

4.3    Notifying Participants

As soon as practicable the Directors will write and tell each Participant of the Holding Period applying to the Free Shares.

If Performance Measures apply to the availability or number of Free Shares, the Directors will, as soon as reasonably practicable, write and tell:

4.3.1    each Participant about the Performance Measures which will be used to calculate the number of Free Shares awarded to him; and

4.3.2    all Employees in general terms of the Performance Measures to be used to calculate the number of Free Shares awarded to each Participant.  But the Directors may exclude from such notice any information if they reasonably consider that to disclose it would prejudice commercial confidentiality.

4.4    Payments by Participating Companies and acquiring Shares

As soon as practicable after setting the terms relating to the Free Shares, the Directors will write and tell each Participating Company of the amount it is required to contribute for that operation of the Plan. Each Participating Company will pay to the Trustees this amount. The Trustees will purchase or agree to pay or subscribe for Shares, as agreed with the Directors.

4.5    Awards of Free Shares

4.5.1    The Trustees will award Free Shares to each Participant on the basis set out in the Allocation System and any Performance Measures. If they award Free Shares to a Participant who is not an Employee on the Award Day, this award will not be valid.

4.5.2    As soon as practicable after the award of Free Shares, the Trustees will write and tell each Participant of the award. The Trustees will include the number and description of the Free Shares, and their Market Value on the Award Day.

4.6    Transfer of legal title

After the end of the Holding Period the Participant may at any time direct the Trustees to transfer legal title of Free Shares and any related Dividend Shares to him, or as he may direct.

  Partnership Shares

5.1    Limits

If the Plan is operated to provide Partnership Shares, Employees invited to invest in Partnership Shares using contributions provided by them must complete the relevant section of the application form. The Directors will determine and notify Employees of how contributions are to be made.

Participants must not contribute more than:

5.1.1    in any tax year an amount which is equivalent to £75 for each month of the Accumulation Period; or

5.1.2    a greater percentage or amount determined by the Directors in respect of that operation of the Plan provided it does not exceed the limits specified for the purposes of paragraph 36 of Schedule 8 from time to time.

"Salary" means basic salary excluding expenses and benefits in kind.

The Directors may also set from time to time a minimum amount for contributions and the multiples of contributions. If there is such a minimum limit, it will be set out in the application form to be executed by Participants.

The Directors may also set from time to time a limit on the number of Shares which may be acquired as Partnership Shares. If there is such a limit, it will be set out in the application form to be executed by the Participants.

5.2    Scaling down

If there is a limit on the number of Partnership Shares which may be acquired and the contributions set out in the application forms exceed that number, the Directors will scale down applications by taking the following steps as necessary:

5.2.1    reduce the excess over the set minimum contributions proportionately; then

5.2.2    reduce all contributions to the set minimum sum; then

5.2.3    select applications to contribute the minimum sum by lot.

The Directors will notify Participants of the scaling down and their application forms will be deemed changed or withdrawn.

5.3    Holding contributions

The Participants’ contributions will be transferred to the Trustees as soon as practicable.

5.4    Allocating shares

Subject to a Participant making a contribution equal to the aggregate of his or her Deemed Monthly Participant Contributions for the Accumulation Period the Trustees will allocate Partnership Shares to the Participant within 30 days after the end of the Accumulation Period. The number of Shares allocated to the Participant will be calculated by taking the total of the Deemed Monthly Participant Contribution and the Deemed Monthly Company Contribution for the Participant for each month in the Accumulation Period and then dividing each monthly amount by the market value of a Share for that month used to calculate the number of partnership shares allocated to a participant under the BP ShareMatch UK Plan 2001.

The Participant will be allocated an additional number of Shares, in lieu of any dividends paid on Shares during the Accumulation Period. The number of Shares in lieu of Dividends shall be equal to the number of dividend shares which would have been received by a participant in the BP ShareMatchUK Plan 2001 in respect of partnership shares based on a monthly contribution equal to the Participant’s Deemed Monthly Participant Contribution and the Deemed Monthly Company Contribution.

All Shares must be allocated on the same date.

5.5    Withdrawing

A Participant may at any time prior to a date set by the Directors by notice in writing to the Company withdraw from the Plan  in relation to Partnership Shares and if a notification is received no Shares will be allocated in respect of that Accumulation Period.

5.6    Notification by Trustees

Partnership Shares may only be allocated to an individual who is eligible to participate in the Plan at the Award Day. As soon as practicable after the Trustees have allocated Partnership Shares to a Participant the Trustees will write and tell that Participant. The Trustees will set out the number and description of the Partnership Shares and the basis on which the number of Shares was calculated.

5.7    Access to Partnership Shares

A Participant may at any time take out of the Plan any Partnership Shares allocated to him and any Shares in lieu of Dividends under Rule 5.4.  But a Participant who takes out Partnership Shares within 30 months of their allocation may lose any rights to Matching Shares in respect of them (see Rule 9.3).

A Participant may direct the Trustees to transfer the Partnership Shares or any Shares in-lieu of Dividends to him or subject to the agreement of the Trustees, any other person. He may also assign or charge his beneficial interest in the Partnership Shares and Shares in-lieu of Dividends.

  Matching Shares

6.1    Ratio of Matching Shares to Partnership Shares

If the Plan is operated to provide Matching Shares, a Participant who invests in Partnership Shares is entitled to an award of Matching Shares. The Directors will set the ratio of Matching Shares to Partnership Shares from time to time and the ratio which applies will be set out in the application form. The same ratio must apply to all those who participate in the related acquisition of Partnership Shares.

The ratio cannot exceed 2 Matching Shares to 1 Partnership Share.

The ratio may change in the circumstances set out in the application form. The Directors will write and tell Participants if the ratio changes, before the allocation of the related Partnership Shares.

The Participant will be allocated an additional number of Shares, in lieu of any dividends paid on Shares during the Accumulation Period. The number of Shares in-lieu of Dividends shall be equal to the number of dividend shares which would have been received by a participant in the BP ShareMatchUK Plan 2001 in respect of partnership shares based on a monthly contribution equal to the Deemed Monthly Participant Contribution and the Deemed Monthly Company Contribution.  A Participant may direct the Trustees to transfer any Shares in-lieu of Dividends allocated under this Rule 6.1 to him or subject to the agreement of the Trustees, any other person.

All Shares must be allocated on the same date.

6.2    Rights and restrictions

Matching Shares must be shares of the same class and carry the same rights as the Partnership Shares to which they relate.

The Holding Period and Rules 4.2.2, 8.3 (Restrictions on disposals) and 9 (Losing rights to Shares) apply to the award of Matching Shares.

6.3    Contributions from Participating Companies and acquiring Shares

The Directors will notify each Participating Company of the amount it is required to contribute in relation to Matching Shares. Each Participating Company will pay this amount to the Trustees and the Trustees will use the funds to purchase, pay for or subscribe for Shares.

6.4    Awards of Matching Shares

The Trustees will award Matching Shares to each Participant on the basis set out in the application form. The Trustees will award Matching Shares on the same day as it allocates the related Partnership Shares to the Participant. Any award to a Participant who is not an Employee on the Award Day will not be valid.

6.5    Notification of Awards

The notification requirements set out in Rule 4.5.2 will apply to Matching Shares.

6.6    Transfer of legal title

After the end of the Holding Period the Participant may at any time direct the Trustees to transfer legal title of Matching Shares to him, or as he may direct.

  Dividends

7.1    Dividend Shares

The Directors may from time to time decide that:

7.1.1    the Trustees must re-invest cash dividends they receive in respect of Plan Shares they hold on behalf of Participants in additional Shares to be held on behalf of Participants; or

7.1.2    the Trustees can only do so in respect of Plan Shares of Participants who have chosen this by completing the relevant section on the application form.

But the total amount so reinvested cannot exceed £1,500 in each tax year (or such greater amount specified for the purposes of paragraph 54 of Schedule 8). If the Directors have not made such decisions, or if the cash dividends exceed the limit, the Trustees must pay over dividends to relevant Participant as soon as practicable.

In calculating the limit, the Trustees must take into account any dividends reinvested under any other employee share ownership plan established by the Company or any associated company (within the meaning of paragraph 126 of Schedule 8), and approved under Schedule 8.

7.2    Allocating Dividend Shares

The Trustees must allocate Dividend Shares on a date which is within 30 days of the date they receive the cash dividend. The number of Dividend Shares allocated on behalf of each Participant is calculated using the Market Value of the Shares on the date of allocation. In allocating Shares the Trustees must treat Participants fairly and equally.

7.3    Cash dividends carried forward and paid

The Trustees may retain, carry forward and add to the amount of the next cash dividend to be reinvested the amount of any cash dividend which is not sufficient for the allocation of one or more Dividends Shares. But the Trustees must keep these amounts separately identifiable and amounts derived from an earlier cash dividend is treated as reinvested before an amount derived from a later cash dividend.

The Trustees must pay to the Participant, as soon as practicable, any cash amounts:

7.3.1    which are not reinvested in Dividend Shares within 3 years of payment of the dividend; or

7.3.2    if the Participant ceases to be an Employee; or

7.3.3    if they receive a termination notice under Rule 13 (Termination).

7.4    Notification

As soon as practicable after the Trustees have allocated any Dividend Shares to a Participant, they will write and tell that Participant. The Trustees will set out the number and description of those Dividend Shares, their Market Value on the date on which they were allocated, and any cash dividends carried forward as described in Rule 7.3.

7.5    Rights and restrictions

Dividend Shares must be shares of the same class and carry the same rights as the Shares in respect of which the dividend is paid. They must not be subject to any forfeiture.

Rules 8.3 (Restrictions on disposals of Shares) and 8.6 (Offers) will  apply.

7.6    Other Dividends

Cash dividends payable in respect of Plan Shares and not reinvested in Dividend Shares (because they exceed the limit set out in Rule 7.1 or for any other reason) will belong to the relevant Participant. The Trustees will pay those dividends to the Participant as soon as practicable after receipt.

The Trustees are not required to pay a Participant any interest earned on any dividend to which the Participant is entitled.

The Trustees must hold unclaimed dividends for at least 12 years from the date of declaration of the dividend. If any dividends are unclaimed after this period, the Trustees may keep them and use them for the purposes of the Plan.

7.7    Scrip dividends

The Trustees may receive, following a direction from the Participant, Shares credited as fully paid in whole or in part instead of a cash dividend (a scrip dividend). These Shares will not form part of the Participant’s Plan Shares. The Trustees will take all reasonable steps to transfer such Shares to the Participant.

7.8    Shares in-lieu of Dividends

Subject to Rule 5.7 the Trustees will hold the Shares in-lieu of Dividends on behalf of Participants.

The Trustees may retain, carry forward and add to the amount of the next award of Shares in-lieu of Dividends the amount if any which was not sufficient for the allocation of one or more Shares in-lieu of Dividends.

As soon as practicable after the Trustees have allocated any Shares in-lieu of Dividends to a Participant, they will write and tell that Participant. The Trustees will set out the number and description of those Shares in-lieu of Dividends, their Market Value on the date on which they were allocated, and any amounts equivalent to cash dividends carried forward as described in this Rule.

  General rules about Shares

8.1    Listing

If and so long as Shares are admitted to listing on the Official List of the United Kingdom Listing Authority and to dealing on the London Stock Exchange, the Company will where relevant apply for listing of any Shares subscribed under the Plan as soon as practicable after their allotment.

8.2    Rights

Shares issued on subscription will rank equally in all respects with the Shares then in issue. However, the Directors may determine that they will not rank for any dividends or other distributions payable or made in respect of a period beginning before their date of issue.

The Trustees may award Shares where a proportion of which rank for any dividend or other distribution or other rights attaching to Shares by reference to a record date preceding the relevant Award Day and a proportion of which do not. If this happens, the Trustees will award the Shares to each Participant as far as practicable in those same proportions.

8.3    Restrictions on disposals of Shares

The Participant must permit the Trustees to retain his Free Shares, Matching Shares and Dividend Shares throughout the Holding Period. He cannot assign, charge or dispose of his beneficial interests in the Shares in any way during this period, except as described in Rule 8.6 (Offers), and if the Participant leaves employment as described in Rule 9.1.

8.4    Plan limits

The number of Shares which may be allotted under the Plan on any day must not, when added to the aggregate of the number of Shares which have been allotted in the previous 10 years under the Plan and any other employees’ share scheme operated by the Company, exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day.

In this Rule 8.4 "allotted" means, in the case of any share option scheme, the placing of unissued shares under option and, in relation to other types of employees’ share scheme, includes the issue of shares. In determining the limits above no account shall be taken of any Shares where the right to acquire Shares was released or lapsed without being exercised.

8.5    Voting

The Trustees will invite Participants to direct them on the exercise of any voting rights attaching to Plan Shares held by the Trustees on their behalf or to exercise such rights themselves. The Trustees will only be entitled to vote on a show of hands if all directions received from Participants who have given directions in respect of a particular resolution are identical. The Trustees will not be under any obligation to call for a poll. In the event of a poll the Trustees will follow the directions of Participants.

The Trustees must not vote in respect of unallocated Shares or any Shares they hold under the Plan which have not been registered in their name.

8.6    Offers

The Participant (or anyone properly authorised) has the right to direct the Trustees on the appropriate action to take in relation to any right relating to a Participant’s Plan Shares to receive other shares, securities or rights of any description, and in relation to a Reconstruction or Takeover. The Trustees may not take any action without such a direction. If the Trustees are to be involved in any liability they may require an indemnity which they consider appropriate from the Participant.

Where the Trustees sell rights in order to have enough funds to acquire shares and securities in a company, they will hold those shares or securities as Plan Shares, treated in the same way as the Shares to which they relate. But this only applies if the rights issue is offered in respect of all ordinary shares in the company.

On a Reconstruction or a Takeover the Trustees will hold any new shares (as described in paragraph 115 of Schedule 8) as Shares subject to the Plan, as if they were the original Shares.

8.7    Fractional entitlements

Where, following any offer described in Rule 8.6, the Trustees receives rights or securities, they will allocate them among the Participants concerned on a proportionate basis, rounding down if necessary. The Trustees will then add the fractions not allocated, and sell the unallocated rights and securities. The Trustees will deduct all expenses of sale and applicable taxation from the proceeds of sale and distribute the net proceeds of sale proportionately among the Participants whose allocation was rounded down. However, if a Participant’s entitlement is under £3 the Trustees may retain that sum.

8.8    Capital Receipts and other amounts

When the Trustees receives money which is a capital receipt (within the meaning of paragraph 79 of Schedule 8) or the proceeds of any disposal, they will transfer the sum to the Participant. The Trustees may, however, retain any sum under £3 due to any Participant.

The Trustees must also pay over to each Participant any money or money’s worth relating to any of his Plan Shares, apart from money’s worth consisting of new shares as described in Rule 8.6. But the Trustees are entitled to retain any amounts needed to discharge tax obligations, and cash dividends reinvested or carried forward under Rule 7.

8.9    Tax Liabilities

The Trustees may withhold any amount and make any such arrangements which they consider necessary, including the sale of any of a Participant’s Plan Shares, in order to discharge any tax obligations either it may have or any obligations of the Participant.

  Losing rights to Shares

9.1    Leaving employment

The Directors may decide that a Participant who leaves employment within a period specified by the Directors (not exceeding 30 months) of the Award Day for such reasons as they may specify will lose any rights to receive Free Shares or Matching Shares (but not to any related Dividend Shares). The period and the reason for leaving specified may be different for Free Shares and Matching Shares but will be the same for all Shares included in the same award.

But if a Participant leaves employment for one of the following reasons the Free and Matching Shares will cease to be subject to the Plan on the date of cessation but he will not lose any rights to them, and will be entitled to receive them on leaving employment, see Rule 10.8 (Trustees’ duties relating to Shares).  The Directors’ decision must be the same in respect of all Shares subject to the same operation of the Plan:

9.1.1    death;

9.1.2    retirement on or after reaching aged 50;

9.1.3    injury or disability;

9.1.4    redundancy;

9.1.5    his office or employment being in a company which ceases to be in the Group or to be associated with the Company; or

9.1.6    his contract of employment relates to a business or part of a business which is transferred to a company which is not in the Group and is not associated with the Company.

A Participant will not be regarded as leaving employment if he remains in the employment of the Company or any associated company.

9.2    Leaving the Plan

The Directors may also decide that where Shares are withdrawn from the Plan within the meaning of paragraph 122 of Schedule 8 within a period specified by the Directors (not exceeding 30 months) of the acquisition or award of the Shares to him, will not be entitled to the relevant Free Shares or Matching Shares. The period specified may be different for Free and Matching Shares but will be the same for all shares included in the same award.

9.3    Taking out Partnership Shares

The Directors may also decide that a Participant who takes out of the Plan any Partnership Shares, under Rule 5.7 (Access to Partnership Shares), within a period specified by the Directors (not exceeding 30 months) of their acquisition, will not be entitled to any Matching Shares in respect of those Partnership Shares. The period specified must be the same for each award of Matching Shares.

  General rules relating to the Plan

10.1   Stamp Duty

The Trustees will pay stamp duty and other expenses involved in a transfer of Shares to a Participant. But if the Shares are transferred to someone other than the Participant, either the person receiving the Shares or the Participant must pay the stamp duty and other expenses.

10.2   Notices

Any notice or other document which has to be given in connection with the Plan may be delivered to a Participant or sent by post to him at his home address using the records of that Participant’s employing company, or such other address as the Company or the Trustees consider appropriate or sent by e-mail to any address which according to the records of his employing company is used by him (or such other e-mail address as he may from time to time specify). Any notice or other document which has to be given to the Company or the Trustees in connection with the Plan may be delivered or sent by post to them at their registered offices (or such other place as the Directors or the Trustees may from time to time write and tell the Participants) or if the Directors allow, sent by e-mail to the e-mail address for the time being notified by the Company. Notices sent by post will be deemed to have been given on the second day following the date of posting. Notices sent by e-mail, in the absence of evidence to the contrary, will be deemed to have been received on the first day after sending.

10.3   Documents sent to Shareholders

The Company may send to Participants copies of any documents or notices normally sent to the holders of its Shares, at the same time as issuing them to the holders of its Shares.

10.4   Directors’ and Trustees’ Decisions

The decision of the Directors (or of the Trustees if the Directors so decide) in any dispute or question affecting any Employee or Participant will be final and binding on the parties concerned.

10.5   Regulations

The Directors and the Trustees will have the power from time to time to make or vary regulations for the administration and operation of the Plan, but these must be consistent with this Deed.

10.6   Terms of Employment

Nothing in these Rules will in any way be construed as imposing on a Participating Company a contractual obligation as between the Participating Company and an Employee, to offer participation in the Plan.

Any person who has ceased to be an employee of any company in the Group because of dismissal or termination of employment (however caused) or who is under notice of termination of his employment will in no circumstances be entitled to claim against any such company or the Trustees any compensation for in respect of any consequential loss that person may suffer because of the operation of the Plan. If necessary, that person’s terms of employment will be varied accordingly.

10.7   Setting up costs

The Company will pay the costs and expenses of the preparation and execution of these Rules.

10.8   Trustees’ duties relating to Shares

During the Holding Period, the Trustees may only sell or transfer any Free or Matching Shares in the following circumstances:

10.8.1    if a Participant instructs this as described in Rule 8.6 (Offers); or

10.8.2    to discharge tax obligations under the Plan; or

10.8.3    if they receive a termination notice as described in Rule 13 (Termination).

The Directors may decide that the Plan will operate on the basis that if a Participant leaves employment for any reason, the Trustees will transfer the Participant’s Plan Shares to the Participant (or, if the Participant has died, to the personal representatives) as soon as reasonably practicable.

  Participating Companies

11.1   Inclusion in the Plan

An employer wishing to participate in the Plan must enter into an agreement with the Company and the Trustees, agreeing to comply with the Rules.

11.2   Ceasing to Participate

Any Participating Company will cease to participate in the Plan:

11.2.1    when it ceases to be under the control of the Company; or

11.2.2    if and during any times when the Directors decide that the Plan will not apply to it.

  Changing the Rules

The Company in general meeting must approve in advance by ordinary resolution any proposed change to the advantage of present or future Participants which relates to the following:

(i)    the persons to or for whom Shares may be issued under the Plan;

(ii)    the limitations on the number of Shares which may be issued under the Plan;

(iii)    the maximum entitlement for each Participant under the Plan;

(iv)    the basis for determining each Participant’s entitlement to Shares;

(v)    any rights attaching to the Shares;

(vi)    the rights of Participants in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

(vii)    the terms of this Rule 12.

            Some relaxations of the requirements in this Rule 12 are set out below.

            12.1.2    The Directors need not obtain the approval of the Company in general meeting for any minor changes:

(i)    to benefit the administration of the Plan;

(ii)    to comply with or take account of the provisions of any proposed or existing legislation;

(iii)    to take account of any changes to legislation; or

(iv)    to obtain or maintain favourable tax, exchange control or regulatory treatment of any Participating Company, or any present or future Participant.

  Termination

13.1  Termination Notice

The Company in general meeting or the Directors may at any time resolve to terminate the Plan. If they so resolve, they must issue a termination notice and give it without delay to the Trustees and notify Participants:

13.2   Effect of termination notice

Once the Trustees receive the termination notice, they must not award or allocate any more Shares to Participants.

The Trustees must remove each Participant’s Plan Shares from the Plan by either transferring them or the proceeds of their sale to the Participant or as he or she may direct. (If the Participant has died, his or her personal representatives may give these instructions.) This should be done as soon as practicable once three months have passed from the date the termination notice was given under Rule 13.1. The Trustees may also remove Plan Shares at an earlier time if the Participant agrees after receiving the termination notice.

The Trustees must also pay to Participants, as soon as they receive the termination notice, any cash dividends they are holding (Rule 7.3).

  Governing Law and Language

English law governs the Plan and its administration. The language of the Plan is English. In the case of any inconsistency if the rules are translated the English language version will apply.